Exhibit 4.1

A.T. Limited

November 8, 2010

Forex International Trading Corp.
1061 ½ N Spaulding Ave.
West Hollywood, California 90046

Re:           Secured and Collateralized Promissory Note

Mr. Dunckel:

Reference is hereby made to that certain Secured and Collateralized Promissory Note (the “ATL Note”) in the principle amount of $400,000 payable to Forex International Trading Corp. (“Forex”) by A.T. Limited (“ATL”) dated July 8, 2010.  ATL and Forex hereby agree that the various loans in the aggregate amount of $71,736 (the “Prepaid Amount”) provided by ATL to Forex shall be applied to the ATL Note reducing the principal of the ATL Note by the Prepaid Amount.  Accordingly, upon the conversion of that certain Convertible Promissory Note issued by Forex to ATL in aggregate principal amounts of $500,000 dated July 8, 2010, ATL will not be required to make such pro-rata payment reducing the ATL Note until the Prepaid Amount has been exceeded.

Please execute below acknowledging your agreement to the above terms.

Sincerely,

A.T. Limited

By:/s/ Tiran Avgi

Name: Tiran Avgi
Title: CEO

AGREED AND ACKNOWLEDGED:

Forex International Trading Corp.

By:/s/ Darren C. Dunckel

Name: Darren C. Dunckel
Title: CEO